Exhibit 10.1
PRIVILEGED AND CONFIDENTIAL
COMMITMENT LETTER
$125,000,000 Senior Secured Term Loan U.S. Facility of Quiksilver Americas, Inc.
and
€20,000,000 Senior Secured Term Loan Facility of European Borrower
June 8, 2009
Quiksilver, Inc.
Quiksilver Americas, Inc.
c/o Quiksilver, Inc.
15202 Graham St.
Huntington Beach, CA 92649
Attention: Joseph Scirocco, Chief Financial Officer
Dear Mr. Scirocco:
     We are pleased to advise Quiksilver, Inc. (the “Parent”), Quiksilver Americas, Inc. (the “U.S. Borrower”) and a direct subsidiary of the Parent to be organized in Luxembourg (the “European Borrower”) of the commitment of Rhône Capital III L.P. on behalf of certain affiliated investment vehicles and certain other affiliates (collectively, “Rhône”) with respect to the financing of (i) a senior secured term loan facility in favor of the U.S. Borrower in an aggregate principal amount equal to $125,000,000 (the “U.S. Facility”) on the terms set forth in the Summary of Principal Terms and Conditions attached as Exhibit A (the “U.S. Term Sheet”) and (ii) a senior secured term loan facility in favor of the European Borrower in an aggregate principal amount equal to €20,000,000 (the “European Facility”) on the terms set forth in the Summary of Principal Terms and Conditions attached as Exhibit B (the “European Term Sheet” and, together with the U.S. Term Sheet, the “Term Sheets”), including the related acquisition by Rhône of warrants (the “Warrants”) to subscribe for the common stock of Parent as set forth in Exhibit C (together with the Term Sheets and this letter, the “Commitment Letter”). The U.S. Borrower and the European Borrower are together referred to herein as the “Borrowers” and the U.S. Facility and the European Facility are together referred to herein as the “Facilities”.
     In consideration of our commitment, the (i) U.S. Borrower hereby (a) appoints Rhône or its designated affiliates as the sole arranger, bookrunner, collateral agent, syndication agent and administrative agent for the U.S. Facility, in each case with the duties and authority customary for such roles, and (b) agrees that no titles will be given or consideration paid to any other arranger, agent or lender with respect to the U.S. Facility other than as set forth in the U.S. Term Sheet without the written consent of Rhône; and (ii) European Borrower hereby (a) appoints Rhône or its designated affiliates as the sole arranger, bookrunner, collateral agent, syndication agent and administrative agent for the European Facility, in each case with the duties and authority customary for such roles, and (b) agrees that no titles will be given or consideration paid to any other arranger, agent or lender with respect to the European Facility other than as set forth in the European Term Sheet without the written consent of Rhône. After consultation with the U.S. Borrower or the European Borrower, as the case may be, Rhône may designate one or more institutions participating in the U.S. Facility or European Facility, as the case may be, as arrangers, co-arrangers, agents or co-agents and may allocate any fees to be paid in connection with the U.S. Facility or European Facility, as the case may be, among the participating institutions as Rhône may consider advisable from time to time.
Conditions to Our Commitment
     Our financing commitment and other obligations arising under or relating to the Commitment Letter and the Facilities are made in reliance on and subject to satisfaction or waiver by us in writing of each of the following conditions precedent:
     (i) compliance by the Borrowers and Parent with the terms of this letter; and
     (ii) the satisfaction of each of the conditions set forth under the caption “Conditions Precedent” in the U.S. Term Sheet and the satisfaction of each of the conditions set forth under the caption “Conditions Precedent” in the European Term Sheet.
Alternative Transactions
     Each of the parties hereto understands and agrees that neither Borrower is obligated to proceed with the borrowings pursuant to the Facilities. In order to induce Rhône to make the commitments hereunder and to induce Rhône to designate directors to serve on the Parent’s Board of Directors, Parent agrees that on the earlier of (i) the Closing Date (as defined in the respective Term Sheets) of each of the Facilities, and (ii) in the event the Closing Date does not occur and Rhône is willing to fund the Facilities in accordance with the terms of the Commitment Letter, the date on or prior to nine months after the date of the Commitment Letter on which Parent or any of its subsidiaries enters into a binding agreement to sell the business of DC Shoes or enter into an alternative financing transaction (other than the ABL Facility and the French Facility (each as defined in the U.S. Term Sheet) and refinancing transactions by Parent’s Australian and Asian subsidiaries) to refinance existing indebtedness of Parent and its subsidiaries, Parent shall promptly issue to Rhône Warrants on the terms set forth in Exhibit C hereto (except that in the case of clause (ii) above, such Warrants shall be exercisable for a number of shares of common stock equal to 10% of the number of common equity securities outstanding at the time of issuance of the Warrants).
Expenses and Indemnification
     The Borrowers shall, jointly and severally, reimburse Rhône from time to time following written demand promptly, and in any event within 10 business days following written demand, for all reasonable out-of-pocket and documented fees and expenses previously and hereafter incurred in connection with the Commitment Letter, the Facilities and the transactions contemplated herein (including without limitation reasonable fees and expenses of counsel (limited to not more than one primary counsel and necessary local counsel (limited to one local counsel per jurisdiction)), consultants and advisors (including (i) the reasonable and documented fees and expenses of Sullivan & Cromwell LLP; and (ii) the reasonable and documented fees and expenses of Lazard Frères & Co. in an amount up to, in the case of the fees of Lazard Frères & Co., $1,500,000), filing and recording fees and reasonable and documented costs and expenses of due diligence, travel and lodging, duplication, messenger services, appraisal, audit and electronic reporting) (the “Expenses”), whether or not the Facilities are consummated or definitive credit documents are executed. The Borrowers and Rhône acknowledge that this agreement supersedes the Expense Reimbursement Agreement of May 15, 2009 between Rhône and the Parent, and also agree to pay all costs and expenses that Rhône incurs in connection with the enforcement of any rights and remedies under the Commitment Letter or the transactions contemplated hereby.
     The Borrowers shall, jointly and severally, indemnify and hold harmless Rhône, each other Lender (as defined in each Term Sheet), and each of their respective agents, attorneys, accountants, advisors, consultants, directors, officers, employees, partners, affiliates and other representatives (each, an “Indemnified Party”) from and against any and all actions, suits, proceedings (including any investigations or inquiries), claims, damages, losses, costs, liabilities and expenses of any kind or nature whatsoever that may be incurred by or asserted or awarded against any Indemnified Party as a result of or arising out of or in connection with or by reason of (i) any matters contemplated by the Commitment Letter or any related transaction; or (ii) either Facility and any other financings, or any use made or proposed to be made with the proceeds thereof. The Borrowers further agree, jointly and severally, to reimburse each Indemnified Person upon demand for any legal or other out-of-pocket and documented expenses incurred in connection with investigating, defending or preparing to defend any such action, suit, proceeding (including without limitation any inquiry or investigation) or claim (whether or not Rhône or any such other Indemnified Person is a party to any action or proceeding out of which any such expenses arise). Notwithstanding the foregoing, each Borrower’s obligation to indemnify any Indemnified Person hereunder does not extend to any loss, claim, damage, expense or liability found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence, willful misconduct or bad faith. In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by a Borrower, a Borrower’s equityholders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. Each Borrower also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to such Borrower, or such Borrower’s subsidiaries or affiliates or to such Borrower’s or their respective equity holders or creditors arising out of, related to or in connection with any aspect of the transactions contemplated hereby, except to the extent of direct, as opposed to special, indirect, consequential or punitive, damages determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence, willful misconduct or bad faith. Notwithstanding any other provision of this letter, no Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, other than for direct or actual damages resulting from the gross negligence, willful misconduct or bad faith of such Indemnified Party as determined by a final and nonappealable judgment of a court of competent jurisdiction.

Other Activities of Rhône
     Each Borrower agrees that Rhône may employ the services of its affiliates, managed funds and affiliated-managed funds in connection with each Facility and the satisfaction of its obligations under the Commitment Letter, and such affiliates and funds will be entitled to the benefits afforded to and subject to the obligations of Rhône hereunder. Notwithstanding their involvement in either Facility or the receipt of confidential information in connection herewith (but subject to the restrictions herein relating to the disclosure and handling of such confidential information), each Borrower understands and agrees that Rhône and its respective affiliates, managed funds and affiliate-managed funds (i) may conduct other transactions for their or their affiliates’ own account or the account of customers in equity, debt, securities, derivatives and other financial instruments issued by or relating to such Borrower and its affiliates and representatives (and their respective affiliates) and other companies with which such persons may have a commercial or competitive relationship; and (ii) may provide investment advisory, financial advisory and other services to any of such Borrower and its affiliates and representatives (and their respective affiliates) or to persons and companies whose interests compete with those of such Borrower and its affiliates and representatives (and their respective affiliates).
     In connection with all aspects of each transaction contemplated by the Commitment Letter, each Borrower acknowledges and agrees that: (i) the Facility to which it is party and any related arranging or other services described in this letter is an arm’s-length commercial transaction between such Borrower and its affiliates, on the one hand, and Rhône, on the other hand, as the case may be, and such Borrower is capable of evaluating and understanding and understands and accept the terms, risks and conditions of the transactions contemplated by this letter; (ii) in connection with the transaction contemplated hereby and the process leading to such transaction, Rhône is and has been acting solely as a principal and, except as expressly set forth in the Commitment Letter, is not acting as an advisor, agent or fiduciary for such Borrower or any of its affiliates, stockholders, creditors or employees or any other party; (iii) Rhône has not assumed and will not assume an advisory, agency or fiduciary responsibility in such Borrower’s or its affiliates’ favor with respect to any of the transactions contemplated hereby or the process leading thereto (irrespective of whether Rhône has advised or is currently advising such Borrower or its affiliates on other matters) and Rhône has no obligations to such Borrower or its affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth in the Commitment Letter and as may be set forth in definitive documentation for such Facility; (iv) Rhône and its respective affiliates may be engaged in a broad range of transactions that involve interests that differ from such Borrower and its affiliates and Rhône has no obligation to disclose any of such interests by virtue of any fiduciary, agency or advisory relationship; and (v) Rhône has not provided any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby and such Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent such Borrower has deemed appropriate. Each Borrower hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against Rhône based upon or relating to any allegation that Rhône owes such Borrower and its affiliates and representatives (and their respective affiliates) any fiduciary duty with respect to any of the transactions contemplated hereby, and agrees, to the fullest extent permitted by law, that neither Rhône, nor any of its respective affiliates, managed funds or affiliate-managed funds will have any liability (whether direct or indirect) in respect of any claim for breach of fiduciary duty to any such person or any other person with respect to any of the transactions contemplated hereby, including any stockholders, employees or creditors asserting a claim derivatively, in any such person’s name or otherwise on its behalf.
Confidential Nature of the Commitment Letter
     Except as required by applicable law or pursuant to a subpoena or order issued by a court of competent jurisdiction or by a judicial, administrative or legislative body or committee, the Parent and each Borrower shall maintain as confidential the terms or conditions of the Commitment Letter and the terms, conditions, provisions and documentation of the Facilities; provided, however, it is understood and agreed that the Parent and each Borrower may disclose the existence of the Commitment Letter and the material terms contained therein after you have accepted and returned the countersigned copies of the Commitment Letter, in filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges. Without limiting the foregoing, (i) the Commitment Letter may not be disclosed in whole or in part to any person or entity other than the Parent’s and each Borrower’s and their subsidiaries’ respective directors, employees, accountants, attorneys and professional advisors in connection with the establishment of the Facilities on a confidential basis, without Rhône’s prior written consent; and (ii) the Commitment Letter and draft documentation for the Facilities may be disclosed on a confidential basis to the lenders and agent in respect of the ABL Facility and to the lenders and mediator in respect of the French Facility (each term as defined in the U.S. Term Sheet). Parent and Rhône shall agree in good faith on the text of any press release to be issued regarding this Commitment Letter and the transactions contemplated hereby.
Termination of Our Commitment
     The Commitment Letter shall terminate unless accepted by the Parent and the U.S. Borrower on or before 5:00 p.m. (New York time) on June 8, 2009 by signing below and returning this letter, so signed, to Rhône.
     This letter does not constitute an unconditional commitment to lend. Such a commitment will exist only upon satisfaction of all conditions precedent described in the Commitment Letter on or before July 31, 2009. Rhône’s commitment to provide the Facilities and the other obligations of the parties under the Commitment Letter will terminate upon written notice by Rhône on July 31, 2009 unless each Facility becomes effective on or before such date.
     The obligations of each Borrower and its affiliates and representatives (and their respective affiliates) under the sections of the Commitment Letter entitled “Alternative Transactions,” “Expenses and Indemnification,” Other Activities of Rhône,” “Confidential Nature of the Commitment Letter,” “Syndication,” and, to the extent applicable, “Governing Law, Etc.” and “Miscellaneous” will survive the termination of our commitment and obligations. Notwithstanding the foregoing, all of the Borrowers’ reimbursement, indemnification and confidentiality obligations set forth in this letter and the Term Sheets shall remain in full force and effect regardless of whether any definitive documentation for the establishment of the Facilities shall be executed and notwithstanding the termination of this letter or any undertaking hereunder, provided that the reimbursement and indemnification provisions shall be superseded in each case by the applicable provisions contained in the definitive documentation upon execution thereof and thereafter shall have no further force and effect.
Syndication
     Rhône shall have the right to syndicate all or part of either Facility to investment vehicles controlled by Rhône and to limited partners (or their affiliates) of such investment vehicles (each such party, a “Lender”). The Parent and each Borrower grant Rhône permission to share confidential information of Parent and such Borrower provided to Rhône with each Lender, including the limited partners or equivalent thereof, in each case on a confidential basis.
Governing Law, Etc.
     THIS LETTER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ITS CONFLICT OF LAW PROVISIONS. Each of the Parent, each Borrower and Rhône hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any state or Federal court sitting in the Borough of Manhattan over any suit, action or proceeding arising out of or relating to the transactions contemplated hereby, the Commitment Letter or the performance of services hereunder. Each Borrower agrees that service of any process, summons, notice or document by registered mail addressed to such Borrower shall be effective service of process for any suit, action or proceeding brought in any such court. Each Borrower and Rhône hereby irrevocably and unconditionally waives any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in any inconvenient forum. Each party hereto agrees that a final judgment in any such proceeding will be conclusive and may be enforced in other jurisdictions.
     EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY SUCH SUIT, ACTION, OR PROCEEDING AMONGST OR BETWEEN ANY BORROWER AND RHÔNE OR ANY OTHER LENDER.
     Each party hereto has agreed as a material term that, to the fullest extent permitted by New York law, no party hereto will be liable to any other party hereto for any special, consequential or similar damages relating to the Commitment Letter or the transactions contemplated hereby or on any cause of action based on promissory estoppel, detrimental reliance or a similar theory of relief, in each case regardless of whether or not damages or reliance was foreseeable.
     Rhône hereby notifies each Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”)), Rhône and each other Lender may be required to obtain, verify and record information that identifies each Borrower, which information may include such Borrower’s name and address and other information that will allow Rhône and each other Lender to identify such Borrower in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective for each of Rhône and any other Lender.

Miscellaneous
     Rhône, Parent and the Borrowers may mutually agree to shift Rhône’s commitment to lend between the U.S. Facility and the European Facility, provided that the U.S. Dollar equivalent of the aggregate amount of the Facilities shall not be reduced.
     This letter may not be assigned or transferred by either Borrower without the prior written consent of Rhône, and any attempted assignment without such consent shall be void. With respect to the European Borrower, Parent shall cause the European Borrower to be formed as promptly as reasonably practical following the date hereof (on terms consistent with the European Term Sheet) and shall promptly thereafter cause the European Borrower to execute a signature page hereto. The Commitment Letter may not be amended or any provision thereof waived or modified except by an instrument in writing signed by the Parent, the U.S. Borrower and Rhône. This letter is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto, their affiliates to the extent expressly provided in the Commitment Letter and the Indemnified Persons.
     All amounts payable by the Borrowers under the Commitment Letter will be made in U.S. dollars, except for the fees set forth in the European Term Sheet, which will be made in Euros and, in any case, shall not be subject to counterclaim or set-off for, or be otherwise affected by, any claim or dispute relating to any other matter. In addition, all such payments shall be made without deduction for any taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any national, state or other taxing authority, or will be grossed up by the Borrowers for such amounts.
     The Commitment Letter (including the Term Sheets) set forth the entire agreement between the parties with respect to the matters addressed herein and supersede all prior communications, written or oral, with respect hereto. If any provision of the Commitment Letter is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of the Commitment Letter will not in any way be affected or impaired thereby.
     The agreements of Rhône hereunder are made solely for the benefit of the Borrowers and may not be relied upon or enforced by any other person. Please note that those matters that are not covered or made clear in the Commitment Letter are subject to mutual agreement of the parties.
     If the foregoing is in accordance with your understanding of our agreement, please sign this letter in the space indicated below and return it to Rhône at the address set forth below, no later than 5:00 p.m., New York time, on June 8, 2009. This letter may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original and all of which, taken together, shall constitute one and the same letter. Delivery of an executed counterpart of a signature page to this letter by electronic transmission shall be as effective as delivery of an original executed counterpart of this letter.
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     We look forward to working with you on this transaction and continuing our mutually beneficial relationship.

RHÔNE CAPITAL III L.P.

By:

Name:
Title:

To:	Rhône Capital III L.P.
630 Fifth Avenue, 27th Floor
New York, NY 10111

The foregoing is agreed to and accepted
this ___ day of June, 2009

QUIKSILVER, INC.

By:
Name:
Title:

QUIKSILVER AMERICAS, INC.

By:
Name:
Title:

PRIVILEGED AND CONFIDENTIAL
EXHIBIT A
SUMMARY OF CERTAIN TERMS AND CONDITIONS
$125,000,000 Senior Secured Term Loan Facility

Borrower:	Quiksilver Americas, Inc. (the “Borrower”).

Guarantors:	All obligations under the Facility to be unconditionally guaranteed by Quiksilver, Inc. (the “Parent”) and all U.S. subsidiaries of the Borrower (other than immaterial subsidiaries to which the Agent reasonably consents) (collectively the “Guarantors”). Obligations under the Facility will be guaranteed on a senior basis. Each of the Borrower, Parent, each other Guarantor and each other party pledging Collateral hereunder are referred to herein as an “Obligor”.

Agent:	Rhône Capital III L.P. or one or more affiliated entities designated by Rhône Capital III L.P. (collectively, “Rhône”) to be arranger and bookrunner, administrative agent and collateral agent (in all such capacities, the “Agent”).

Lenders:	Rhône, investment vehicles controlled by Rhône and limited partners of Rhône investment vehicles (or their affiliates) (each, a “Lender” and collectively, the “Lenders”), which, in the case of any Lenders who are not Rhône investment vehicles or limited partners of Rhône investment vehicles (or their affiliates), shall be reasonably acceptable to the Borrower.

Closing Date:	The date on or before July 31, 2009 on which the borrowings under the Facility are made to be mutually agreed upon (the “Closing Date”).

Facility:	A senior secured term loan facility in an amount not to exceed $125,000,000 (the “Facility” and the loan made pursuant thereto, the “Term Loan”).

Availability:	The Term Loan would be fully funded on the Closing Date and amounts repaid would not be able to be reborrowed.

Maturity:	The day that is one day prior to the five-year

anniversary of the Closing Date (the “Maturity Date”). The outstanding principal balance of the Term Loan will be due and payable on the Maturity Date.

The Borrower will have the right to prepay the Term Loan in part or in full at any time and from time to time without premium or penalty, provided that in the event of any voluntary prepayment by Borrower on or prior to the third anniversary of the Closing Date, if the U.S. dollar has depreciated against the Euro between the Closing Date and the date of such voluntary prepayment, the Borrower shall pay the Lenders an additional amount such that the principal amount and accrued PIK interest being voluntarily prepaid plus such additional payment yields the same amount in Euros as such principal amount and accrued PIK interest would have yielded at a U.S. dollar to Euro exchange rate equal to 1.42 and provided further that the maximum aggregate additional amount payable shall be $18,750,000 plus 15% of the amount of accrued and unpaid PIK interest then being prepaid. At the time of the final payment on the Term Loan (whether at the Maturity Date or upon prepayment), the Borrower will pay the Lenders an additional amount equal to the excess, if any, of $1,500,000 over the amount paid in respect of the exchange rate adjustment pursuant to the immediately preceding sentence.

Amortization:	No amortization. The Term Loan will be payable in full at maturity.

Use of Proceeds:	Proceeds of the Term Loan borrowed on the Closing Date would be used to refinance certain existing indebtedness of the Borrower and its subsidiaries, to pay related transaction fees and expenses and for general corporate purposes.

Security:	The Facility will be secured by (i) a first-priority, perfected security interest in the Quiksilver and Roxy trademarks owned by the Borrower or any Guarantor with respect to the Americas, including the United States and Mexico and in all D.C. Shoes trademarks owned by D.C. Shoes, Inc.

(“DC”) (the “Trademarks”); (ii) a first-priority (subject to exceptions to be mutually agreed upon by the Borrower and Agent), perfected security interest in all other property of the Borrower and Guarantors, excluding collateral in which the lenders under the ABL Facility (as defined below) (the “ABL Lenders”) have a first-priority security interest; (iii) a second-priority, perfected security interest in all of the property of the Borrower and Guarantors subject to a first priority security interest granted to the ABL Lenders under the ABL Facility; and (iv) a first-priority perfected pledge of 66 2/3% of the shares of the European Borrower (as defined in the Commitment Letter) (collectively, the “Collateral”).

It is understood and agreed that there will be customary exceptions to the definition of Collateral or the requirements and representations relating to perfection of any security interest in assets otherwise constituting Collateral, including the following, subject to Sections 9-406 through 9-409, inclusive, of the Uniform Commercial Code of any relevant jurisdiction or any other applicable law or principles of equity: (i) all leasehold interests; (ii) motor vehicles and other assets subject to certificates of title, letter of credit rights and commercial tort claims; (iii) assets over which the granting of a security interest would be prohibited by agreement or applicable law or regulation; (iv) those assets as to which the Agent reasonably determines the cost of obtaining or perfecting a security interest outweighs the benefit to be obtained thereby; (v) interests in joint ventures and non-wholly owned subsidiaries which cannot be pledged without the consent of one or more third parties, provided the Borrower makes good faith efforts to obtain any such third-party consents in order to be able to grant security interests in any such interests in joint ventures and non-wholly owned subsidiaries; and (vi) other exceptions to be mutually agreed upon by the Borrower and the Agent.

All Collateral would be free and clear of other liens except for (i) liens in respect to the security interests granted to the ABL Lenders under the ABL Facility; (ii) liens in favor of the lenders under the European Facility; and (iii) other liens to be mutually agreed upon by the Borrower and the Agent.

Interest Rates:	The outstanding principal balance under the Facility would bear interest at a fixed rate of 15% per annum, of which up to 6% per annum would be payable quarterly in kind at Borrower’s option at any time when there is no pending or existing Event of Default, with the remaining portion payable in cash, in each case, payable quarterly in arrears on the first day of each quarter. All interest calculations would be made on the basis of actual days elapsed in a year of 360 days.

Upon the occurrence and during the continuance of any Event of Default, the margin applicable to all loans would be increased by an additional 2% per annum, payable on demand.

The Borrower shall agree to gross up the Lenders for any withholding taxes in customary fashion.

Fees:	3.0% of the initial maximum principal amount of the Term Loan fully-earned and due and payable in cash to the Agent for its own account on the Closing Date.

Prepayments:	Mandatory prepayment of the Term Loan without premium or penalty (i) in full, upon a Change in Control of Parent or Borrower, the Change in Control definition to be mutually agreed based on ABL Facility and French Facility definitions; (ii) in an amount equal to the net cash proceeds of asset sales received by the Borrower and the Guarantors outside the ordinary course of business in excess of $15,000,000 in any fiscal year; and (iii) upon the occurrence of any other event that results in the mandatory prepayment pursuant to the ABL Facility in an amount equal to the net cash proceeds received by Borrower or Guarantors therefrom (excluding any borrowing base or overadvance-related prepayment requirement thereunder); provided that, in the case of clauses

(ii) and (iii), Borrower shall have no obligation to make any such prepayment if and to the extent such prepayment is made to the ABL Lenders and the ABL Facility is not repaid in full as a result of such prepayment.

Conditions Precedent:	The obligation of the Lenders to make the Loan on the Closing Date shall be subject to the conditions set forth in the Commitment Letter under the caption “Conditions to Our Commitment” and the following other conditions:

(i) The final terms and conditions of the Facility and the intercreditor agreement, and all documentation relating thereto, including Collateral and Warrant (as defined in the Commitment Letter) documentation, being consistent with this Term Sheet and the Commitment Letter to which this Term Sheet is attached and otherwise in form and substance reasonably satisfactory to the Agent; and execution and delivery of such documentation by each applicable Obligor.

(ii) All of the capital stock of each of Parent’s subsidiaries and each of Borrower’s subsidiaries being owned by Parent or Borrower, respectively, in each case free and clear of any lien, charge or encumbrance, other than the liens and security interest created or permitted under the loan documentation; the Agent having valid and perfected (subject to the exceptions set forth under “Security” and other exceptions reasonably acceptable to the Agent to be set forth in the loan documentation) liens and security interests in all of the Collateral, with the respective priorities set forth above; all filings and recordations necessary or desirable in connection with such liens and security interests having been prepared in form for filing or recordation (with such filings and recordings to be made promptly upon execution of the final documentation or delivered to the Agent at its request for filings or recordation); and all filing and recording fees and taxes relating to such filings and recordings having been duly paid.

(iii) The Agent having received the final quarterly financial statements of the Parent and its subsidiaries for the fiscal quarter ending April 30, 2009, with such final quarterly financial statements corresponding in all substantive respects to the preliminary financial statements for the fiscal quarter ending April 30, 2009 delivered to Rhône on May 29, 2009.

(iv) Receipt by the Agent of the following documents for each Obligor (in original or copy certified by an authorized signatory of the relevant Obligor): (a) a copy of the constituent documents; (b) a copy of a resolution of the board of directors (or other appropriate body) approving the transactions contemplated by the Commitment Letter and authorizing the execution and delivery of final documentation for the Facility to which it is a party; (c) a certificate of the Borrower and the Parent (signed by an authorized signatory of these companies) confirming that borrowing or guaranteeing or securing, as appropriate, the Facility would not cause any borrowing, guarantee, security or similar limit binding on any Obligor to be exceeded; and (d) a customary incumbency certificate.

(v) Since January 31, 2009, there having occurred no event or occurrence which has resulted in or would reasonably be expected to result in any material adverse change in the business, assets, operations, properties, performance or condition (financial or otherwise) of the Borrower and its subsidiaries, taken as a whole or of Parent and its subsidiaries, taken as a whole.

(vi) Since the date of the Commitment Letter, no material changes in governmental regulations or policies affecting the Parent or its subsidiaries, the Borrower or its subsidiaries or the Lenders having occurred prior to the Closing Date.

(vii) The Parent and its subsidiaries not having entered into any binding agreement to dispose of any of the Collateral outside the ordinary course of business (including, without limitation, the DC

Shoes business) or as otherwise contemplated in the Commitment Letter.

(viii) There existing no action, suit, investigation, litigation or proceeding pending or, to the knowledge of Borrower or Parent, threatened that (a) would reasonably be expected to (1) have a material adverse effect on the business, assets, operations, properties, performance, condition (financial or otherwise) of the Parent and its subsidiaries, taken as a whole, or of the Borrower and its subsidiaries, taken as a whole, (2) adversely affect the ability of the Obligors to perform their obligations under the loan documentation in any material respect, or (3) adversely affect the rights and remedies of the Agent and the Lenders under the loan documentation in any material respect; or (b) purports to adversely affect in any material respect the financing of the Facility or prevent the anticipated use of the proceeds.

(ix) All governmental and material third party consents and approvals necessary in connection with the Facility having been obtained.

(x) After giving effect to the consummation of the transactions contemplated on the Closing Date, no Event of Default then existing.

(xi) The Agent having received customary endorsements naming the Agent, on behalf of the Lenders, as an additional insured under all applicable liability insurance policies maintained by Borrower and the Guarantors and a loss payee for all applicable casualty insurance policies of the Borrower and the Guarantors forming part of the Collateral.

(xii) Execution of an intercreditor agreement between the Agent and the agents for the ABL Lenders, with terms and conditions reasonably satisfactory to the Agent.

(xiii) Execution of an agreement between European Borrower (as defined in the Commitment Letter) and the Agent, in form and substance reasonably acceptable to Rhône, providing that European Borrower (as defined in the Commitment Letter) will not exercise the right to terminate its licensing agreements with Quiksilver Canada Corp. or Quiksilver Industria e Comercio de Artigos Esportivos Ltda (the “Licensees”) nor permit the Licensees to terminate such agreements, without the prior written consent of the Agent (such consent not to be unreasonably withheld).

(xiv) The Agent having received legal opinions from counsel for the Borrower and the Parent in customary form relating to: (a) the due authorization of each Obligor to enter into the respective Facility documentation to which each is a party, (b) enforceability of all material definitive loan documentation relating to the Term Loan, the Facility, the pledge of the Collateral and the Warrants (subject to customary limitations and exceptions that are reasonably acceptable to the Agent) and (c) no conflict with the Indenture with respect to the Senior Notes and other specified material indebtedness of the Obligors.

(xv) The Agent having received (a) customary legal opinions from local counsel in each foreign jurisdiction where Collateral constituting equity interests in subsidiaries of Parent is being pledged and (b) other customary opinions on pledges of Collateral, in all cases covering such customary matters as the perfection, authorization and enforceability of any such pledge and with such exceptions as the Agent may agree.

(xvi) The Borrower having delivered a certificate in customary form attesting to the accuracy of representations and warranties, absence of defaults and the solvency of the Borrower and its subsidiaries, taken as a whole, after giving effect to the Facility.

(xvii) The Agent having received (a) a copy of the final legal and tax structure memorandum from Skadden Arps Slate Meagher & Flom LLP referenced in the conditions precedent in the term sheet relating to the new French term and revolving credit facilities with respect to certain of the Parent’s French subsidiaries (the “French Facility”) and any material differences with respect to the settlement of intercompany payables that have an impact on the liquidity of the Obligors in such final memorandum as compared to the prior version delivered to the Agent being reasonably acceptable to Agent, and (b) a copy of a funds flow statement consistent with such memorandum, and, to the extent the memorandum contemplates settlement before the Closing Date, the Parent and its subsidiaries having taken such steps as are reasonably necessary to settle the intercompany payables to the extent, in the manner and on the timing set forth in such memorandum.

(xviii) The Borrower having paid all fees and expenses then due and owing to the Agent and Lenders under the Commitment Letter to the extent invoiced prior to the Closing Date.

(xix) The Agent having received all reasonably required UCC, tax lien and litigation searches relating to the Obligors and such results shall indicate the absence of liens on the assets of the Obligors, except for liens permitted under the definitive documentation for the Facility and liens for which termination statements and releases are being tendered concurrently with the borrowing of the Term Loan or other arrangements reasonably satisfactory to the Agent for the delivery of such termination statements and releases have been made.

(xx) The closing of the senior secured revolving credit facility (the “ABL Facility”) on terms and conditions substantially the same as those set forth in the term sheet in respect thereof dated as of May 21, 2009 (as amended by the letter agreement dated as of June [___], 2009), with such modifications as the Agent shall agree in its reasonable discretion and the initial funding of the ABL Facility and concurrent repayment of the Borrower’s existing revolving credit facility.

(xxi) The closing of the French Facility on terms and conditions substantially consistent with the terms set forth in the memorandum from Sullivan & Cromwell LLP dated May 24, 2009, with such modifications as the Agent shall agree in its reasonable discretion.

(xxii) The Borrower having caused DC Shoes, Inc. to enter into a new agreement with Emerald Coast, SAS and DC Shoes Australia Pty Ltd. (which shall replace the Services Fee Agreement) which provides that the rights of such entities to engage in the DC business or exploit the use of the DC trademarks, service marks, tradenames and logos outside of the United States shall terminate within 12 months of a change in control of, or sale of all or substantially all of the assets of, DC Shoes, Inc. or of the DC trademarks, service marks, tradenames or logos and such other terms and conditions as are reasonably acceptable to the Agent.

(xxiii) The Parent having transferred all trademarks, service marks, tradenames and logos related to Quiksilver and Roxy (including the trademarks, applications and registrations with respect thereto and all associated goodwill) owned by the Parent with respect to the United States and Mexico, to the Borrower.

(xxiv) The satisfaction or waiver of all conditions set forth in the term sheet and final documentation with respect to the European Facility.

(xxv) The representations and warranties set forth in the final documentation with respect to the Facility (as described under “Representations and Warranties” below) being true and correct in all material respects as of the Closing Date.

(xxvi) Entry into final documentation for the Warrants in form consistent with Exhibit C to the Commitment Letter and otherwise reasonably satisfactory to the Agent, including a registration rights agreement with respect to the Warrants and common stock issuable upon exercise of the

Warrants, reservation of authorized and unissued common shares in an amount sufficient to satisfy the full exercise of the Warrants and issuance of the Warrants to Rhône.

(xxvii) Parent’s Board of Directors having granted all necessary approvals under Parent’s constituent documentation and Delaware General Corporation Law with respect to the acquisition and exercise of the Warrants.

(xxviii) In accordance with the terms of the Warrants, the number of directors on the Board of Directors of the Parent having been increased by two and such new seats having been filled by nominees of Rhône.

(xxix) Parent’s Board of Directors having adopted an equity incentive plan for members of current management and future hires, on terms reasonably acceptable to the Agent.

(xxx) The Agent having concluded any legally-required background checks and other investigations to ensure compliance with the USA Patriot Act, anti-money laundering laws with results reasonably satisfactory to the Agent.

Representations and Warranties:	The final documentation shall contain representations and warranties customarily found in loan documentation for similar secured financings, with exceptions, qualifications and materiality to be mutually agreed, including without limitation representations and warranties with respect to: (i) authority; (ii) capitalization of Borrower and each Guarantor; (iii) financial statements and the absence of undisclosed liabilities; (iv) the accuracy and completeness of all filings under the Securities Exchange Act of 1934 and the accuracy and completeness of all other information provided to the Lenders; (v) compliance with all applicable laws, including the Sarbanes-Oxley Act of 2002; (vi) compliance with debt instruments in all material respects; (vii) the absence of insolvency proceedings against Parent and any of its direct or indirect subsidiaries on the

Closing Date; (viii) intellectual property; (ix) real property and leases; (x) employee benefits plans and pension plans; (xi) labor matters; (xii) taxation; (xiii) the due execution, perfection (where applicable), delivery, authorization and enforceability of all loan documentation, including each pledge or lien; (xiv) the absence of any amendment to the agreements referenced in clause (xxii) of “Conditions Precedent”, excluding amendments made in accordance with and to satisfy such condition; and (xv) since January 31, 2009, the absence of any event or occurrence which has resulted in or would reasonably be expected to result in any material adverse change in the business, assets, operations, properties, performance or financial condition of the Parent and its subsidiaries, taken as a whole, and the Borrower and its subsidiaries, taken as a whole.

Covenants:	The final documentation shall contain such covenants of Parent, Borrower and the Guarantors customarily found in loan documentation for similar secured financings (with customary exceptions and materiality qualifiers to be mutually agreed upon by the Borrower and the Agent).

Negative covenants would include, without limitation: liens; negative pledges; restricted junior payments (dividends, redemptions and voluntary payments on certain debt); restrictions on subsidiary distributions; fundamental changes, investments, mergers and acquisitions; sales of assets (including subsidiary interests); sales and lease-backs; transactions with affiliates; conduct of business; amendments and waivers of organizational documents that could materially affect the Facility or the security therefor; affiliate transactions; and changes to fiscal year, including, in each case, exceptions and baskets to be mutually agreed upon.

Affirmative covenants would include, without limitation: delivery of financial statements and other reports as set forth under “Information

Rights” below; maintenance of existence; payment of taxes and claims; maintenance of properties; maintenance of insurance; books and records; inspections; compliance with laws; environmental matters; additional collateral and guarantors; and further assurances.

In addition, Parent shall covenant that it will work in good faith to determine whether there is a tax-efficient way to cause a dividend, distribution or other transfer of the Preferred Shares from QS Holdings SARL to the European Borrower or a wholly-owned subsidiary of the European Borrower (subject to the Agent’s security interest in the Preferred Shares) and, if it determines in its reasonable discretion that a tax-efficient method exists, effectuate such dividend, distribution or other transfer.

Financial covenants would include only:

With respect to Parent and its subsidiaries (including European Borrower and its subsidiaries and in any event including Quiksilver Brazil JV and Quiksilver Industria e Comercio de Artigos, but excluding QS Holdings SARL and its subsidiaries and Quiksilver Greater China Ltd and its subsidiaries):

(i) Other than any incurrence pursuant to the ABL Facility or otherwise permitted under an existing basket in the Indenture relating to the Senior Notes dated as of July 22, 2005 (the “Indenture”), at the time of incurrence of any debt (pro forma for such incurrence), total debt of such entities shall not exceed five times the EBITDA of such entities for the last four fiscal quarters considered as a single period.

(ii) As of the last day of each fiscal quarter, the EBITDA of such entities for the last four fiscal quarters considered as a single period shall be greater than the amounts as set forth in Annex A1.

(iii) Excess availability under the ABL shall at all times be in excess of 7.5% of the lesser of the Borrowing Base (as defined under the ABL Facility) and the amount of the aggregate commitments under the ABL Facility.

With respect to Parent and its subsidiaries, other than any incurrence pursuant to the ABL Facility or otherwise permitted under an existing basket in the Indenture, at the time of incurrence of any debt (pro forma for such incurrence), total debt of such entities shall not exceed five times the EBITDA of such entities for the last four fiscal quarters.

In addition, other than intercompany transfers among the subsidiaries of Newco II (as defined in the European Term Sheet) and transfers to the European Borrower (including intermediate transfers to Newco II in order to effectuate transfers to the European Borrower), the European Borrower, Newco II and their subsidiaries would be prohibited from incurring or guaranteeing any indebtedness (other than pursuant to the European Facility and the ABL Facility and other than in accordance with mutually agreed exceptions for the Canadian and Brazilian subsidiaries) or granting any security in their shares or assets (other than pursuant to the Term Loan, the European Facility and the ABL Facility and other than the granting of a limited recourse pledge of any shares of QS Holdings SARL held by Newco II) for so long as the Term Loan is outstanding.

Events of Default:	The final documentation shall contain those events of default customarily found in loan documentation for similar secured financings, with appropriate grace periods, exceptions, materiality, and baskets to be mutually agreed (each, an “Event of Default”). The events of default shall include without limitation (i) material breach of representations and warranties; (ii) payment and interest default; (iii) certain negative and affirmative covenants; (iv) cross-default on the ABL Facility, the existing Senior Notes issued by Parent on July 22, 2005 and the European Facility and any refinancings thereof; (v) cross-acceleration with respect to the French Facility; (vi) failure of Parent’s Board of Directors to nominate, or of Parent’s stockholders to elect, any director proposed by Rhône in accordance with the Warrants; (vii) amendment of any agreements referenced in clause (xxii) of “Conditions Precedent” in a manner that is materially adverse to the Lenders and excluding amendments made in accordance with and to satisfy such condition; (viii) bankruptcy; (ix) judgments in excess of specified amounts; (x) material ERISA events; (xi) failure of enforceability of liens or loan documents; and (xii) invalidity of guarantees or of Collateral pledges.

Expenses:	The Borrower shall pay all of the Lenders’ out-of-pocket and documented costs, including without limitation reasonable fees and expenses of counsel (limited to not more than one primary counsel and necessary local counsel (limited to one local counsel per jurisdiction)), consultants and advisors, filing and recording fees and reasonable and documented costs and expenses of due diligence, travel and lodging, duplication, messenger services, appraisal, audit, insurance, search and electronic reporting in connection with the Facility and the Warrants described under “Warrants”, as well as the reasonable out-of-pocket and documented expenses of the Agent in connection with the administration of the loan documentation (including without limitation the reasonable and documented fees and expenses of counsel for the Agent (limited to not more than one primary counsel and necessary local counsel (limited to one local counsel per jurisdiction)) and the reasonable and documented fees and expenses of Lazard Frères & Co. in an amount, with respect to the fees of Lazard Frères & Co., up to $1,500,000. The Borrower would also pay the expenses of the Agent and the Lenders in connection with the enforcement of the loan documentation. Borrower shall pay the foregoing expenses regardless of whether or not the Facility closes.

Indemnity:	The Borrower shall indemnify and hold harmless the Agent, each Lender and each of their affiliates and their officers, directors, employees, agents and advisors from claims and losses relating to the Facility on terms customarily contained in loan documentation for similar secured financings.

Information Rights:	Parent shall deliver to the Lenders: (i) as soon as available but no later than October 15 of the fiscal year ending on October 31, 2009, and September 15 of each fiscal year thereafter, a copy of the approved annual budget for the upcoming fiscal year; (ii) commencing with the first month after the first full six months after the Closing Date, monthly unaudited financial statements within 30 days after the end of such period with comparisons to the prior years and budget for all such statements relating to periods from and after the first month to close after the first full 18 months after the Closing Date and otherwise in such form as prepared by management for internal use; (iii) quarterly unaudited financial statements within 45 days after the end of such period with comparisons to the prior years and budget; (iv) annual audited financial statements within 90 days after the end of the year; and (v) at all times, any other information provided in writing by the Parent or any subsidiary to the ABL Lenders or the French Lenders. In addition, so long as excess availability under the ABL Facility is less than $30,000,000, Parent shall deliver to the Lenders weekly cash flow reports, which will include a 13-week rolling cash flow forecast.

Lenders shall have customary rights to (i) inspect the properties, books and other records of the Obligors at reasonable times and upon reasonable notice, and (ii) reasonably request from time to time any other information (financial or otherwise). Parent and Borrower shall, and shall cause their subsidiaries to, comply with any such inspections and requests.

Public Disclosure:	Except as required pursuant to the Securities Act of 1933, the Securities Exchange Act of 1934, the rules of the New York Stock Exchange or other applicable law, the Agent and Parent shall agree on the timing and content of any disclosure, including without limitation, any press release relating to the transactions contemplated hereby prior to its initial public dissemination, and no such disclosure shall be made without the consent of the Agent and Parent.

Miscellaneous:	Waiver of jury trial and submission to jurisdiction and venue in the federal and state courts of the State of New York. Lenders shall have the right at any time to sell and assign interests and sell participations under the Facility, in accordance with customary terms, subject to the consent of the Borrower (which consent shall not be unreasonably withheld).

Governing Law:	New York.

Counsel to Agent and Lenders:	Sullivan & Cromwell LLP.

PRIVILEGED AND CONFIDENTIAL
EXHIBIT B
SUMMARY OF CERTAIN TERMS AND CONDITIONS
€20,000,000 Senior Secured Term Loan Facility

Borrower:	A newly-formed direct, wholly-owned subsidiary of Quiksilver, Inc. (the “Parent”) to be organized in Luxembourg (the “European Borrower”). The European Borrower will be the direct parent of (i) QS Holdings SARL and (ii) a newly-formed wholly-owned subsidiary to be organized in Luxembourg (“Newco II”), which will issue shares of non-voting preferred stock (“Preferred Shares”) in exchange for all Quiksilver and Roxy trademarks, service marks, tradenames and logos relating to the Americas, excluding those owned by Quiksilver Americas, Inc. Newco II will be the direct owner of Quiksilver Deluxe SARL, and the Parent shall use its reasonable efforts to obtain any necessary consents for the transfer of QS Holdings SARL’s interest in Quiksilver Brazil JV to Newco II and, upon receipt of such consent, shall cause QS Holdings SARL to transfer such interest to Newco II.

Guarantors:	All obligations under the Facility to be unconditionally guaranteed by (i) Parent and all U.S. subsidiaries of Parent from time to time (other than immaterial subsidiaries to which the Agent reasonably consents), and (ii) Quiksilver Deluxe SARL and its direct and indirect subsidiaries from time to time (collectively the “Guarantors”). Obligations under the Facility will be guaranteed on a senior basis. The European Borrower, Parent, each other Guarantor and each other party pledging Collateral (as defined below) under the Facility is referred to herein as an “Obligor”.

Agent:	Rhône Capital III L.P. or one or more affiliated entities designated by Rhône Capital III L.P. (collectively, “Rhône”) to be arranger and bookrunner, administrative agent and collateral agent (in all such capacities, the “Agent”).

Lenders:	Rhône, investment vehicles controlled by Rhône

and limited partners of Rhône investment vehicles (or their affiliates) (each, a “Lender” and collectively, the “Lenders”), which, in the case of any Lenders who are not Rhône investment vehicles or limited partners of Rhône investment vehicles (or their affiliates), shall be reasonably acceptable to the European Borrower.

Closing Date:	The date on or before July 31, 2009 on which the borrowings under the Facility are made to be mutually agreed upon (the “Closing Date”).

Facility:	A senior secured term loan facility in an amount not to exceed €20,000,000 (the “Facility” and the loan made pursuant thereto, the “Term Loan”).

Availability:	The Term Loan would be fully funded on the Closing Date and amounts repaid would not be able to be reborrowed.

Maturity:	The day that is one day prior to the five-year anniversary of the Closing Date (the “Maturity Date”). The outstanding principal balance of the Term Loan will be due and payable on the Maturity Date.

The European Borrower will have the right to prepay the Term Loan in part or in full at any time and from time to time without premium or penalty.

Amortization:	No amortization. The Term Loan will be payable in full at maturity.

Use of Proceeds:	Proceeds of the Term Loan borrowed on the Closing Date will be transferred in a manner such that they will ultimately be received by the Parent.

Security:	The Facility will be secured by (i) a second-priority, perfected pledge by the Parent of the shares of the European Borrower that are subject to a first-priority security interest in respect of the U.S. Facility (as defined in the Commitment Letter); (ii) a first-priority, perfected pledge by the Parent of the shares of the European Borrower to the extent not pledged in respect of the U.S. Facility and of all other property of the European

Borrower, other than the shares of QS Holdings SARL; (iii) a first-priority, perfected pledge by QS Holdings SARL of the Preferred Shares; (iv) a first-priority, perfected security interest in all of the property of Newco II, including all intellectual property (including trademarks, service marks, tradenames and logos) owned by Newco II; (v) a first-priority, perfected security interest in the shares of each of Quiksilver Deluxe SARL, Quiksilver Canada Corp. and QS Retail Canada Corp.; and (vi) in the event that Newco II holds the shares of Quiksilver Brazil JV and has obtained the necessary consents in order to grant such pledge, a first-priority, perfected security interest in the shares of Quiksilver Brazil JV held by Newco II (collectively, the “Collateral”).

It is understood and agreed that there will be customary exceptions to the definition of Collateral or the requirements and representations relating to perfection of any security interest in assets otherwise constituting Collateral in accordance with local law and practice, in each case as mutually agreed upon by the European Borrower and the Agent.

All Collateral would be free and clear of other liens, claims and encumbrances, except for (i) liens in respect to the first-priority security interest granted to the lenders under the U.S. Facility; and (ii) liens to be mutually agreed upon by the European Borrower and the Agent.

Interest Rates:	The outstanding principal balance under the Facility would bear interest at a fixed rate of 15% per annum, of which up to 100% per annum would be payable quarterly in kind at the European Borrower’s option at any time when there is no pending or existing Event of Default, with the remaining portion payable in cash, in each case, payable quarterly in arrears on the first day of each quarter. All interest calculations would be made on the basis of actual days elapsed in a year of 360 days.

Upon the occurrence and during the continuance of any Event of Default, the margin applicable to all loans would be increased by an additional 2% per annum, payable on demand.

The European Borrower shall agree to gross up the Lenders for any withholding taxes in customary fashion.

Fees:	3.0% of the initial maximum principal amount of the Term Loan fully-earned and due and payable in cash to the Agent for its own account on the Closing Date.

Prepayments:	Mandatory prepayment of the Term Loan without premium or penalty (i) in full, upon a Change in Control of Parent or the European Borrower, the Change in Control definition to be mutually agreed based on ABL Facility and French Facility definitions; and (ii) on a dollar-by-dollar basis in the case of asset sales by the European Borrower or Newco II; and (iii) in an amount equal to the net cash proceeds of asset sales received by the subsidiaries of Newco II outside the ordinary course of business in excess of $2,000,000 in any fiscal year; provided that, in the case of clauses (iii), Borrower shall have no obligation to make any such prepayment if and to the extent such prepayment is made to the ABL Lenders and the ABL Facility is not repaid in full as a result of such prepayment.

Conditions Precedent:	The obligation of the Lenders to make the Loan on the Closing Date shall be subject to the conditions set forth in the Commitment Letter under the caption “Conditions to Our Commitment” and the following other conditions:

(i) The satisfaction of each of the conditions precedent set forth in the U.S. Term Sheet (as defined in the Commitment Letter), which shall be incorporated by reference herein (but references therein to “Borrower”, “Obligors”, “Collateral” , “Lenders”, “Agent”, “Facility” and “Closing Date” being deemed to refer to the “European

Borrower”, “Obligors”, “Collateral”, “Lenders”, “Agent”, “Facility” and “Closing Date”, respectively, as defined herein and references therein to the “Term Sheet” being deemed to refer to this Term Sheet).

(ii) The satisfaction or waiver of all conditions set forth in the term sheet and final documentation with respect to the U.S. Facility.

(iii) European Borrower shall have been created as a wholly-owned direct subsidiary of Parent and Newco II shall own all Quiksilver and Roxy trademarks, service marks, tradenames and logos relating to the Americas currently owned by QS Holdings SARL, and Newco II will be the direct owner of Quiksilver Deluxe SARL, in each case free and clear of all liens other than pursuant to the European Facility.

Representations and Warranties:	The final documentation shall contain representations and warranties on the same scope as those set forth under “Representations and Warranties” in the U.S. Term Sheet (but references therein to “Borrower”, “Obligors”, “Collateral” , “Lenders”, “Agent”, “Facility” being deemed to refer to “European Borrower”, “Obligors”, “Collateral”, “Lenders”, “Agent” and “Facility”, respectively, as defined herein).

Covenants:	The final documentation shall contain covenants on the same scope as those set forth under “Covenants” in the U.S. Term Sheet (but references therein to “Borrower”, “Obligors”, “Collateral”, “Lenders”, “Agent”, “Facility” being deemed to refer to “European Borrower”, “Obligors”, “Collateral”, “Lenders”, “Agent” and “Facility”, respectively, as defined herein).

Parent shall covenant that it will work in good faith to determine whether there is a tax-efficient way to cause a dividend, distribution or other transfer of the Preferred Shares from QS Holdings SARL to the European Borrower or a wholly-owned subsidiary of the European Borrower (subject to the Agent’s security interest in the

Preferred Shares) and, if it determines in its reasonable discretion that a tax-efficient method exists, effectuate such dividend, distribution or other transfer.

In addition, other than intercompany transfers among the subsidiaries of Newco II and transfers to the European Borrower (including intermediate transfers to Newco II in order to effectuate transfers to the European Borrower), the European Borrower, Newco II and their subsidiaries would be prohibited from incurring or guaranteeing any indebtedness (other than pursuant to the European Facility and the ABL Facility and other than in accordance with mutually agreed exceptions for the Canadian and Brazilian subsidiaries) or granting any security in their shares or assets (other than pursuant to the Term Loan, the European Facility and the ABL Facility and other than the granting of a limited recourse pledge of any shares of QS Holdings SARL held by Newco II) for so long as the Term Loan is outstanding.

Events of Default:	The final documentation shall contain events of default on the same scope as those set forth under “Events of Default” in the U.S. Term Sheet (but references therein to “Borrower”, “Obligors”, “Collateral”, “Lenders”, “Agent”, “Facility” being deemed to refer to “European Borrower”, “Obligors”, “Collateral”, “Lenders”, “Agent” and “Facility”, respectively, as defined herein).

Expenses:	The European Borrower shall pay all of the Lenders’ out-of-pocket and documented costs, including without limitation reasonable fees and expenses of counsel (limited to not more than one primary counsel and necessary local counsel (limited to one local counsel per jurisdiction)), consultants and advisors, filing and recording fees and reasonable and documented costs and expenses of due diligence, travel and lodging, duplication, messenger services, appraisal, audit, insurance, search and electronic reporting in connection with the Facility and the Warrants described under “Warrants”, as well as the reasonable out-of-pocket and documented expenses of the Agent in connection with the administration of the loan documentation (including without limitation the reasonable and documented fees and expenses of counsel for the Agent (limited to not more than one primary counsel and necessary local counsel (limited to one local counsel per jurisdiction)) and the reasonable and documented fees and expenses of Lazard Frères & Co. in an amount, with respect to the fees of Lazard Frères & Co., up to $1,500,000 (less any amounts paid in respect of such fee by the U.S. Borrower pursuant to the U.S. Facility). The European Borrower would also pay the expenses of the Agent and the Lenders in connection with the enforcement of the loan documentation. The European Borrower shall pay the foregoing expenses regardless of whether or not the Facility closes.

Indemnity:	The European Borrower shall indemnify and hold harmless the Agent, each Lender and each of their affiliates and their officers, directors, employees, agents and advisors from claims and losses relating to the Facility on terms customarily contained in loan documentation for similar secured financings.

Information Rights:	Same as U.S. Term Sheet.

Public Disclosure:	Same as U.S. Term Sheet.

Miscellaneous:	Same as U.S. Term Sheet.

Governing Law:	New York.

Counsel to Agent and Lenders:	Sullivan & Cromwell LLP.

EXHIBIT C
SUMMARY OF TERMS AND CONDITIONS
WARRANTS

Issuer:	Quiksilver, Inc. (the “Parent”).

Number of Shares:	Warrants exercisable for a number of shares of common stock equal to 20% less one share of the number of common equity securities outstanding at the time of issuance of the Warrants (except as set forth in the Commitment Letter). The Warrants shall be fully earned and vested as of the earlier of (i) the Closing Date (as defined in the respective Term Sheets) of each of the Facilities, and (ii) in the event the Closing Date does not occur and Rhône is willing to fund the Facilities in accordance with the terms of the Commitment Letter, the date on or prior to nine months following the date of the Commitment Letter on which Parent or any of its subsidiaries enters into a binding agreement to sell the business of DC Shoes or enter into an alternative financing transaction (other than the ABL Facility and the French Facility (each as defined in the U.S. Term Sheet) and refinancing transactions by Parent’s Australian and Asian subsidiaries) to refinance existing indebtedness of Parent and its subsidiaries. The Warrants will be attributed to Rhône without payment of any subscription price therefor.

Exercise Price:	The exercise price of the Warrants shall be $1.86 per share (the volume weighted average price for a 60 trading day period immediately preceding June 2, 2009). The Warrants shall be exercisable at any time during their term by paying the Exercise Price in cash, pursuant to a “cashless exercise” of the Warrant or by a combination of the two methods.

Adjustments:	The Exercise Price and the number of common shares issuable upon exercise of each Warrant will be subject to customary adjustment for certain events, including without limitation stock splits (including reverse stock splits), combinations, stock dividends (with above zero-dividend initial pricing assumptions) and certain distributions to stockholders (including the right to receive non-cash dividends and distributions on an ‘as-converted’ basis). Subject to customary exceptions, in the event Parent issues common stock (or instruments convertible or exchangeable into or exercisable for common stock) at a price per share (or with a conversion or exercise price) that is less than the Exercise Price, the Exercise Price shall be decreased to a weighted-average downward ratchet. In addition, the exercise price under each Warrant will be reduced by the aggregate amount of cash dividends paid on each share of common stock from the date of issuance of such Warrant to the date of exercise of such Warrant.

To the extent of any adjustment that would require an approval of Parent’s stockholders under NYSE rules, the Warrants will instead be exercisable for non-voting preferred shares of Parent that provide the same economic rights (including the right to participate in any change of control) as a share of common stock, other than a fixed dividend right to be agreed. Such preferred shares will be automatically converted to common stock upon receipt of approval of Parent’s stockholders. Parent will undertake to seek the approval of its stockholders for such conversion and the holders of the Warrants will agree to vote any common stock they then hold in favor of such approval.

Term:	7 years.

Transferability:	Warrants will not be transferrable at any time (other than to Rhône, investment vehicles it controls or limited partners of such investment vehicles from time to time). Common Stock issuable upon exercise of the Warrants will be freely transferrable, provided that Rhône will not transfer common stock representing 15% or more of the then-outstanding number of shares of common stock to any one person unless such transfer has received the approval of the Board of Directors of Parent. Notwithstanding the foregoing, no restrictions shall apply to any transfer of common stock made by Rhône pursuant to a bona fide underwritten public offering or in open market transactions. Rhône shall benefit from customary demand and piggy-back registration rights with respect to the Warrants and the shares underlying the Warrants. Parent shall pay all expenses in connection with the exercise of the registration rights, including underwriters’ discounts and commissions and transfer taxes, and Parent and Rhône shall mutually agree upon selection of the underwriters.

Preemptive Rights:	Each holder of at least 50% of the Warrants (or the shares underlying the Warrants) initially issued to such holder shall have additional subscription rights pursuant to the Warrants allowing such holder to maintain its proportionate, as-if-converted ownership interest in Parent if Parent makes a public or private offering of common stock (or instruments convertible or exchangeable into or exercisable for common stock) for cash. Excluded issuances would include, among others, (i) Board of Directors approved issuances to employees, officers and directors for purposes of compensation, (ii) Board of Directors approved issuances as consideration in mergers and acquisitions, and (iii) prior to the date of exercise of the Warrants, any issuance that gives rise to an antidilution adjustment pursuant to the terms of the Warrants.

Board Representation:	On the issuance date of the Warrants, Parent shall increase the number of directors on its Board of Directors by two and fill the vacancies created thereby with two directors nominated by Rhône. Rhône’s right to nominate two directors shall continue until such time as Rhône has sold 33 1/3% of the shares of common stock issued upon exercise of the Warrants and its right to nominate one director shall continue until such time as Rhône has sold 66 2/3% of the shares of common stock issued upon exercise of the Warrants.